Exhibit 99.1
FOR IMMEDIATE RELEASE
STONERIDGE REPORTS SECOND-QUARTER 2006 RESULTS
• Net Income Increase of 74% from Prior Year
• Company Raises Full-Year 2006 Earnings Outlook
WARREN, Ohio – July 28, 2006 – Stoneridge, Inc. (NYSE: SRI) today announced net sales of $185.5 million and net income of $4.9 million, or $0.21 per diluted share, for the second quarter ended July 1, 2006.
Net sales increased $5.2 million, or 2.9 percent, to $185.5 million, compared with $180.3 million for the second quarter of 2005. The increase in sales was primarily due to strong demand in the Company’s commercial vehicle markets. The effect of foreign currency translation reduced second-quarter net sales by approximately $0.9 million compared with the same period in 2005.
Net income for the second quarter was $4.9 million, or $0.21 per diluted share, compared with net income of $2.8 million, or $0.12 per diluted share, in the second quarter of 2005. The increase in net income was primarily attributable to improved gross profit, lower restructuring expenses and a lower marginal tax rate. The quarter was unfavorably affected by material price variances resulting from raw material price increases and product price reductions.
“During the second quarter, we continued to demonstrate progress toward achieving our goals of operational excellence. The second-quarter results marked our first quarterly year-to-year improvement in operating earnings since the third quarter of 2004 excluding the impact of a non-cash impairment charge,” said John C. Corey, president and chief executive officer. “We expect to build upon the momentum established in the second quarter and report year-to-year earnings improvement through the remainder of the year.”
For the 26 weeks ended July 1, 2006, net sales were $365.1 million, an increase of 1.1 percent compared with $361.1 million for the 26 weeks ended July 2, 2005. Net income for the 2006 period was $8.7 million, or $0.38 per diluted share, compared with $7.2 million, or $0.31 per diluted share, in the comparable 2005 period.
Net cash provided by operating activities for the 26 weeks ended July 1, 2006 was $12.2 million, compared with net cash provided of $5.0 million for the corresponding period ended July 2, 2005. The increase of $7.2 million in cash provided by operating activities was primarily due to improvements in working capital management in the areas of accounts payable and accrued expenses. The cash provided from accounts payable resulted from better matching of the Company’s accounts receivable and accounts payable in the quarter compared with the prior year.
Outlook
“Based upon our first-half performance and the current industry forecasts, we are raising our full-year 2006 earnings outlook,” Corey said. “Our current outlook incorporates expectations that lower North American light vehicle production will be offset by continued strength in our global commercial vehicle business.”
The Company increased its full-year 2006 earnings outlook to $0.50 to $0.60 per diluted share from its previously issued full-year earnings expectation of $0.30 to $0.40 per diluted share. Full-year 2005 net income was $0.04 per diluted share.

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Conference Call on the Web
A live Internet broadcast of Stoneridge’s conference call regarding 2006 second-quarter results can be accessed at 11 a.m. Eastern time on Friday, July 28, 2006, at www.stoneridge.com, which will also offer a webcast replay.
About Stoneridge, Inc.
Stoneridge, Inc., headquartered in Warren, Ohio, is a leading independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the automotive, medium- and heavy-duty truck, agricultural and off-highway vehicle markets. Net sales in 2005 were approximately $672 million. Additional information about Stoneridge can be found at www.stoneridge.com.
Use of Non-GAAP Financial Information
In addition to the results reported in accordance with U.S. generally accepted accounting principles (“GAAP”) included throughout this news release, the Company has provided information regarding earnings per share excluding the effects of the goodwill impairment charge recorded during the fourth quarter of 2004. The Company believes that this non-GAAP financial measure is useful to both management and investors in their analysis of the Company’s financial performance when comparing 2004 results to prior periods.
Set forth, as required by Regulation G, is a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure calculated and presented in accordance with GAAP.
Diluted EPS by quarter (unaudited):

	Q1	Q2	Q3	Q4
2006	$0.16	$0.21	$—	$—
2005	$0.19	$0.12	$(0.14)	$(0.13)
2004	$0.40	$0.41	$0.17	$0.21	(1)
2003	$0.31	$0.28	$0.14	$0.22
NOTE: Earnings per share for the year may not equal the sum of the four fiscal quarters earnings per share due to changes in basic and diluted shares outstanding.

(1)	Reconciliation of GAAP EPS to non-GAAP measures:

Q4 2004
EPS (GAAP)	$(5.07)

Goodwill impairment loss	8.11

Tax benefit related to goodwill impairment loss	(2.83)

EPS (non-GAAP)	$0.21

Diluted net income per share, excluding the goodwill impairment loss, was calculated by dividing net income, excluding the goodwill impairment loss, by the weighted-average of all potentially dilutive common shares that were outstanding during the periods presented. Diluted net loss per share, as reported in the Company’s Statements of Operations in accordance with GAAP, disregards the effect of potentially dilutive common shares, as a net loss causes dilutive shares to have an anti-dilutive effect.

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Forward-Looking Statements
Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release. Things that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer; a significant change in automotive, medium- and heavy-duty truck or agricultural and off-highway vehicle production; a significant change in general economic conditions in any of the various countries in which the Company operates; labor disruptions at the Company’s facilities or at any of the Company’s significant customers or suppliers; the ability of the Company’s suppliers to supply the Company with parts and components at competitive prices on a timely basis; customer acceptance of new products; and the failure to achieve successful integration of any acquired company or business. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in the Company’s periodic filings with the Securities and Exchange Commission.
For more information, contact:
Greg Fritz, Director of Corporate Finance and Investor Relations
330/856-2443

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STONERIDGE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	(unaudited)
	For the Thirteen Weeks Ended		For the Twenty-Six Weeks Ended
	July 1,	July 2,	July 1,	July 2,
	2006	2005	2006	2005
Net Sales	$185,499	$180,307	$365,133	$361,134

Costs and Expenses:
Cost of goods sold	141,504	138,492	280,447	274,083
Selling, general and administrative	31,150	30,211	62,390	60,587
Provision for doubtful accounts	151	917	507	933
Loss (gain) on sale of fixed assets	20	(336)	(1,469)	(339)
Restructuring charges, net	(150)	2,014	74	4,140

Operating Income	12,824	9,009	23,184	21,730

Interest expense, net	5,833	6,048	11,752	12,037
Equity in earnings of investees	(1,550)	(1,074)	(2,966)	(1,806)
Other expense (income) net	1,745	(595)	1,750	(792)

Income Before Income Taxes	6,796	4,630	12,648	12,291

Provision for income taxes	1,906	1,815	3,993	5,107

Net Income	$4,890	$2,815	$8,655	$7,184

Basic net income per share	$0.21	$0.12	$0.38	$0.32

Basic weighted average shares outstanding	22,861	22,695	22,824	22,689

Diluted net income per share	$0.21	$0.12	$0.38	$0.31

Diluted weighted average shares outstanding	22,902	22,985	22,884	22,933

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STONERIDGE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	July 1,	December 31,
	2006	2005
	(Unaudited)	(Audited)
ASSETS

Current Assets:
Cash and cash equivalents	$42,991	$40,784
Accounts receivable, net	126,793	100,362
Inventories, net	57,501	53,791
Prepaid expenses and other	15,095	14,490
Deferred income taxes	10,020	9,253

Total current assets	252,400	218,680

Property, Plant and Equipment, net	114,223	113,478
Other Assets:
Goodwill	65,176	65,176
Investments and other, net	29,908	26,491
Deferred income taxes	36,847	39,213

Total long-term assets	246,154	244,358

Total Assets	$498,554	$463,038

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Current portion of long-term debt	$—	$44
Accounts payable	72,600	55,344
Accrued expenses and other	51,428	46,603

Total current liabilities	124,028	101,991

Long-Term Liabilities:
Long-term debt, net of current portion	200,000	200,000
Deferred income taxes	1,430	923
Other liabilities	6,514	6,133

Total long-term liabilities	207,944	207,056

Total shareholders’ equity	166,582	153,991

Total Liabilities and Shareholders’ Equity	$498,554	$463,038

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STONERIDGE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	(unaudited)
	For the Twenty-Six Weeks Ended
	July 1,	July 2,
	2006	2005
OPERATING ACTIVITIES:
Net cash provided by operating activities	$12,215	$4,954

INVESTING ACTIVITIES:
Capital expenditures	(13,150)	(12,366)
Proceeds from sale of fixed assets	2,266	1,654
Business acquisitions and other	(673)	—

Net cash used by investing activities	(11,557)	(10,712)

FINANCING ACTIVITIES:
Repayments of long-term debt	(44)	(71)
Share-based compensation activity	13	55
Other financing costs	(150)	—

Net cash used by financing activities	(181)	(16)

Effect of exchange rate changes on cash and cash equivalents	1,730	(1,988)

Net change in cash and cash equivalents	2,207	(7,762)

Cash and cash equivalents at beginning of period	40,784	52,332

Cash and cash equivalents at end of period	$42,991	$44,570

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